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                                                                    EXHIBIT 23.1

CONSENT OF JONES, JENSEN & COMPANY, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The undersigned independent public accounting firm hereby consents to the inclusion of its report on the financial statements of Millennium Multi Media.com Corp. for the years ending December 31, 1997 and December 31, 1998.

/s/ Jones, Jensen & Company

Jones, Jensen & Company

Salt Lake City, Utah

March 29, 1999